Exhibit 99.4

AMENDMENT TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 27, 2002, by and between ARV Assisted Living, Inc., a Delaware corporation (the “Company”) and Douglas M. Pasquale (“Executive”).

ARTICLE IRECITALS

WHEREAS, the Company and Executive entered into an Executive Employment Agreement effective as of June 1, 1998, which was subsequently amended and restated pursuant to that certain Amended and Restated Executive Employment Agreement effective as of June 1, 1998 (the “Amended and Restated Agreement”); and

WHEREAS, the Company and Executive desire to amend the Amended and Restated Agreement;

NOW, THEREFORE, the Company and Executive agree as follows:

ARTICLE IIAGREEMENT

1.	Capitalized terms used herein shall have the meaning set forth in the Amended and Restated Agreement.

2.	Section 5.4 of the Amended and Restated Agreement is deleted and the following is substituted in its place:

5.4    Vacation.  Executive shall be entitled to four (4) weeks annual vacation during the Term, which shall be deemed accrued on January 1 of each calendar year for that year. At the end of each calendar year, Executive shall, at the discretion of Executive, either be entitled to carry forward any unused vacation indefinitely, or to be paid for vacation earned but not used in that year as a lump sum to the Executive by the Company based on a pro rata allocation of Base Salary; provided, however, that accrued and unused vacation shall never exceed twelve (12) weeks. Accordingly, Executive shall cease accruing vacation at such time that accrued and unused vacation equals twelve (12) weeks.

5.4.1    Payment of Accrued Vacation Before December 31, 2002.  Before December 31, 2002, all accrued and unused vacation (as determined by Section 5.4) shall be paid in cash at the current Base Salary rate of Executive. Upon receipt by Executive of the cash payment made in this Section 5.4.1, all vacation time previously accrued by Executive is cancelled. Following receipt by Executive of this cash payment, Executive will begin accruing vacation, from a balance of zero weeks accrued, as provided under Section 5.4 of this Agreement.

3.	The following is added to the end of Section 7.2.1:

Severance Pay required by this Section 7.2.1 shall be reduced by Section 7.5.5.

4.	Section 7.5.2 of the Amended and Restated Agreement is deleted and the following is substituted in its place:

7.5.2    Change of Control Payment.  Following a Change in the Ownership, or Effective Control of the Company or in the Ownership of a Substantial Portion of the Company’s Assets (any one of which shall be referred to herein as a “Change of Control”), in the event Executive terminates his employment with the Company for any reason or no reason, within the period commencing six (6) months after a Change of Control and ending twelve (12) months after a Change of Control, or the Executive’s employment is terminated by the Company involuntarily (with or without cause) within twelve (12) months after a Change of Control, in lieu of any other payment specified in Section7, the Company shall immediately pay to Executive the sum of the following amounts: (i) Executive’s accrued Base Salary; (ii) Executive’s accrued vacation pay; (iii) reimbursement for expenses through the date of Change of Control; (iv) the accrued bonus for the calendar year ending prior to the date of termination (if not yet paid); (v) an amount equal to Executive’s Minimum Bonus accrued since the previous July 1; (vi) three (3) times the sum of Executive’s current annual Base Salary, plus Target Bonus; and (vii) the Relocation Payment (the “Change of Control Payment”). The Change of Control Payment required by this Section 7.5.2 shall be reduced by Section 7.5.5 and may be limited by Section7.5.6 below; provided, however, that in addition to the foregoing amounts, in the event a Change of Control does not occur on or prior to the later of (y) June 30, 2003 or (z) the closing date of a Change of Control under an agreement entered into on or before March 31, 2003, but such an event does occur subsequent to such date and any portion of the Change of Control Payment, together with any and all other amounts due and payable to Executive as a result of such transaction (including any amounts payable with respect to any stock options held by Executive), shall be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code, the amount of the Change of Control Payment shall be increased to a new amount (the “Modified Change of Control Payment”) such that the Modified Change of Control Payment less the sum of (A) the excise tax payable under Section 4999 of the Internal Revenue Code by Executive on the Change of Control Payment and (B) any and all federal and state income, excise and other tax payable by Executive on the difference between the Change of Control Payment and the Modified Change of Control Payment, is equal to the Change of Control Payment.

5.	New Section 7.5.5 of the Amended and Restated Agreement is added as follows:

7.5.5    Amendment Payment.  Before December 31, 2002, in consideration for valuable employment services rendered by Executive and Executive’s execution of this Amendment, the Company shall pay to Executive the sum of $440,000 (the “Amendment Payment”). The Amendment Payment shall not be considered in determining any bonus under Section 4.3. In the event a Change of Control Payment is made under Section 7.5.2 or Severance Pay is paid under Section 7.2.1, the amount of the Change of Control Payment under Section 7.5.2 or the Severance Pay under Section 7.2.1, as applicable, will be reduced by the amount of the Amendment Payment.

6.	New Section 7.5.6 of the Amended and Restated Agreement is added as follows:

7.5.6    Reduction of Change of Control Payment.  Notwithstanding anything to the contrary in this Agreement, should a Change of Control occur on or prior to the later of (i) June 30, 2003 or (ii) the closing date of a Change of Control under an agreement entered into on or before March 31, 2003, payments to Executive (including, but not limited to the Change in Control Payment, the payments attributable to any stock option vesting or the cancellation of stock options, outplacement assistance payments, relocation payments, and miscellaneous benefits) constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any replacement statute, the Change of Control Payment required to be paid under Section 7.5.2 as reduced by Section 7.5.5 shall be limited, if necessary, so that the maximum amount of such payments to Executive shall be one dollar ($1.00) less than the amount which would cause the payments to Executive (including payments to Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Any determination that payments to Executive must be limited and the assumptions to be utilized in arriving at such determination, shall be made by a nationally-recognized accounting firm chosen by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the time such calculation is requested by the Company or Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that payments to Executive shall be limited, it shall furnish Executive with a written opinion that failure to limit the payments would result in the imposition of a tax under Section 4999 of the Internal Revenue Code. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments to Executive which will have not have been made by the Company should have been made (“Underpayment”). The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto). In the event that any payment made to Executive shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Internal Revenue Code, Executive shall promptly reimburse the Company for the amount of such excess together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by Executive to the date the same is repaid to the Company. The parties hereto acknowledge and agree that the amount of any such reimbursement shall be deemed never paid to Executive.

7.	Except as amended hereunder, the Amended and Restated Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

THE COMPANY	EXECUTIVE

ARV ASSISTED LIVING, INC a Delaware corporation	/s/ DOUGLAS M. PASQUALE

By:	/s/
MAURICE J. DeWALD Chairman of the Compensation Committee of the Board of Directors